Lam Research Corporation Announces $1.3 Billion Capital Return Program

•	Announces $1 billion share repurchase authorization.

•	50% Increase of quarterly dividend to $0.45 from $0.30 per share.
Fremont, Calif., November 18, 2016 – Lam Research Corporation (Nasdaq: LRCX) today announced that its Board of Directors has approved a $1 billion share repurchase authorization, with execution planned over the next 12 to 18 months; and a 50% increase of the company’s quarterly dividend.
On an annualized basis, the quarterly dividend of $0.45 per share of common stock will return approximately $291 million to stockholders based on shares outstanding as of September 25, 2016. The increased dividend payment has been declared and will be made on January 4, 2017 to holders of record on December 14, 2016. Future dividend payments are subject to review and approval by the Board.
Additionally, the company is authorized to repurchase up to $1 billion of common stock; this authorization supersedes the remaining balances from any prior authorizations. Repurchases may be made through both public market and private transactions, and may include the use of derivative contracts and structured share repurchase agreements. The share repurchase program may be suspended or discontinued at any time and does not have a set expiration.
"Our expanded, $1.3 billion capital return program is strong validation of the Board’s confidence in our financial performance and strong cash generation capability," stated Martin Anstice, president and chief executive officer of Lam Research. "As we execute on the outstanding business opportunities in front of us, we remain committed to augmenting returns to stockholders through the combination of opportunistic share repurchases and a bias towards growing our dividend over time.”
Caution Regarding Forward-Looking Statements:
Statements made in this press release that are not of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, but are not limited to: our plans and commitment to execute a capital return program, including the share repurchase program, quarterly dividends, and annualized return; and our financial performance, cash generation capability and business opportunities. These forward-looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect, our continued financial health and ability to make share repurchases and pay dividends, as well as the other risks and uncertainties that are described in the documents filed or furnished by us with the Securities and Exchange Commission, including specifically the Risk Factors described in our annual report on Form 10-K for the fiscal year ended June 26, 2016, and Form 10-Q for the quarter ended September 25, 2016. These uncertainties and changes could materially affect the forward looking statements and cause actual results to vary from expectations in a material way. The Company undertakes no obligation to update the information or statements made in this press release.
About Lam Research:
Lam Research Corp. (Nasdaq: LRCX) is a trusted global supplier of innovative wafer fabrication equipment and services to the semiconductor industry. Lam's broad portfolio of market-leading deposition, etch, and clean solutions helps customers achieve success on the wafer by enabling device features that are 1,000 times smaller than a grain of sand, resulting in smaller, faster, more powerful, and more power-efficient chips. Through collaboration, continuous innovation, and delivering on commitments, Lam is transforming atomic-scale engineering and enabling its customers to shape the future of technology. Based in Fremont, Calif., Lam Research is a Nasdaq-100 Index® and S&P 500® company whose common stock trades on the Nasdaq Global Select MarketSM under the symbol LRCX. For more information, please visit http://www.lamresearch.com. (LRCX-F)
Company Contacts:
Satya Kumar
Investor Relations
(510) 572–1615
Email: investor.relations@lamresearch.com